Exhibit 99.2

May 17, 2011

Mr. Trey Wasser
DHI Minerals (U.S.) Ltd.
680-789 West Pender Street
Vancouver, B.C., Canada
V6C 1H2

Re: Royalty Buy-Down

Dear Trey:

This letter (the “Letter Agreement”) will confirm certain agreements between Solitario Exploration & Royalty Corp. (“Solitario”) and DHI Minerals (U.S.) Ltd. (“DHI US”), as the Members of Mt. Hamilton LLC, a Colorado limited liability company (“MH LLC”), concerning the buy-down by MH LLC of a portion of the production royalty payable under the Mt. Hamilton Lease (as defined in paragraph 1 below) and related amendments to the December 22, 2010 Limited Liability Operating Agreement of MH LLC (the “Operating Agreement”). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confirmed, Solitario and DHI US agree as follows:

1. Centennial Minerals Company LLC (“CMC”) and MH LLC are parties to that Mining Lease Agreement between CMC and Diamond Hill Investment Corp. (predecessor-in-interest to DHI US) dated November 19, 2004, amended by that First Amending Agreement between CMC and DHI US dated April 20, 2005, further amended by that Royalty Reduction Agreement among CMC, DHI US and Ely Gold & Minerals Inc. (“Ely”), dated February 27, 2010, and further amended by that Amendment of Lease Agreement and Royalty Reduction Agreement among CMC, DHI US and Ely dated April 28, 2010 (collectively, the “Mt. Hamilton Lease”). DHI US assigned its interest in the Mt. Hamilton Lease to MH LLC pursuant to a Mineral Deed and Assignment dated effective as of December 22, 2010. Pursuant to the Mt. Hamilton Lease, CMC is entitled to a sliding scale production royalty on the production of minerals from the patented and unpatented mining claims covered thereby, starting at 3.0% of Net Smelter Returns (at a gold price of $400 per ounce), increasing by one-half of one percentage point for each $50 increase in the price of gold, to a maximum of 8.0% of Net Smelter Returns (the “Royalty”). Pursuant to the Mt. Hamilton Lease, MH LLC has the right to reduce the maximum Royalty from 8.0% to 6.5% of Net Smelter Returns by making a

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$2,000,000 payment to CMC, to further reduce the maximum Royalty from 6.5% to 4.75% of Net Smelter Returns by making an additional $1,500,000 payment to CMC, and to further reduce the maximum Royalty from 4.75% to 3.0% of Net Smelter Returns by making another $1,500,000 payment to CMC.

2. CMC, MH LLC and Solitario have agreed to the terms of a Purchase Agreement (the “Purchase Agreement”), a copy of which is attached hereto as Exhibit A and incorporated herein by reference, which will allow for the buy-down by MH LLC of an additional two percentage points of the Royalty, as it applies to gold and silver, pursuant to the terms of the Purchase Agreement. The result of the buy-down of the Royalty under the Purchase Agreement is that for gold and silver, the maximum Royalty will be 6% of Net Smelter Returns rather than 8%, and MH LLC will have the right under the Mt. Hamilton Lease, as described above, to reduce the Royalty on gold and silver to 1% of Net Smelter Returns rather than 3%.

3. The purchase price to be paid for the buy-down of the royalty is $2,520,000 (the “Purchase Price”), of which $1,519,999 is to be paid in cash, and $1,000,001 is to be paid by the delivery of 344,116 shares of Solitario’s common stock (the “Stock”) to CMC, the number of shares of Stock determined pursuant to the valuation method for the Stock set forth in the Purchase Agreement. Solitario has agreed to deliver the Stock for the benefit of MH LLC.

4. In order to pay the Purchase Price, on the Closing Date provided for in the Purchase Agreement, MH LLC will be required to deliver $1,519,999 in cash to CMC, and Solitario will be required to deliver, for the benefit of MH LLC, share certificates representing the Stock. DHI US and Solitario have agreed and do hereby agree that Solitario shall contribute eighty percent (80%) of the Purchase Price ($2,016,000) to MH LLC, and DHI US shall contribute twenty percent (20%) of the Purchase Price ($504,000) to MH LLC, in respect of the payment by MH LLC of the Purchase Price under the Purchase Agreement.

5. DHI US and Solitario have agreed and hereby agree that, in order to facilitate DHI US making its contribution of twenty percent (20%) of the Purchase Price to MH LLC, Solitario shall contribute the entire amount of the cash portion of the Purchase Price to MH LLC, and shall deliver the Stock to CMC for the benefit of MH LLC, and Solitario shall be deemed to have loaned DHI US’s share of the Purchase Price, $504,000, to DHI US, such amount bearing interest at a rate of six percent (6%) per annum until fully repaid (the entire amount of principal and interest referred to collectively as the “Loan Amount”). The parties agree that the Loan Amount will be repaid to Solitario exclusively from eighty percent (80%) of DHI US’s share of distributions from MH LLC, in the manner set forth in Section 3.2(c)(v) of the Operating Agreement.

6. The proportionate shares of the Purchase Price under the Purchase Agreement contributed by Solitario and DHI US to MH LLC under paragraph 4 shall constitute capital contributions to MH LLC and shall be credited to their respective Capital Accounts under the Operating Agreement.

7. DHI US agrees that its making a $504,000 capital contribution to MH LLC under paragraph 4 shall in no way be deemed a breach by Solitario of Solitario’s sole funding obligations under Section 3.2(c)(v) of the Operating Agreement.

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8. DHI US acknowledges and agrees that Solitario will prepare, make available to CMC, and file with the relevant U.S. and Canadian securities regulators and stock exchanges a prospectus supplement and an 8-K filing and related press release which describe the transactions set forth in the Purchase Agreement and this Letter Agreement.

9. Each of the parties represents and warrants to the other that it has the full corporate power and authority to execute and deliver this Letter Agreement and has taken all corporate actions required in connection therewith, and that the consummation of this Letter Agreement will not result in or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of any contract, lease, license, commitment, or any other agreement, instrument or arrangement to which it is a party, or by which it is bound.

10. The parties hereby confirm that, as amended by this Letter Agreement, the Operating Agreement remains in good standing and in full force and effect.

Please confirm DHI US’s agreement with the foregoing by executing duplicate originals of this Letter Agreement in the space provided below and returning one fully-executed original to me.

Yours very truly,

Solitario Exploration & Royalty Corp.

By: /s/ Christopher E. Herald
Name: Christopher E. Herald
Title: President and Chief Executive Officer

Accepted and agreed to this 17th day
of May, 2011

DHI Minerals (U.S.) Ltd.

By: /s/ Trey Wasser
Name: Trey Wasser
Title: Secretary

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